Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, as amended (File No. 333-284145) and Form F-3, as amended (File No. 333-288033), respectively, of our report dated March 31, 2026 with respect to the consolidated statements of financial positions of CytoMed Therapeutics Limited and its subsidiaries (collectively the “Company”) as of December 31, 2024 and 2025, and the related consolidated statements of profit or loss and other comprehensive loss, changes in equity, and cash flows in each of the years for the three-year period ended December 31, 2025, and the related notes, which included in the Company’s Annual Report on Form 20-F filed on March 31, 2026.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 31, 2026	Certified Public Accountants
PCAOB ID: 1171